Exhibit 10.28

SHARECARE, INC. CHANGE IN CONTROL PLAN

Effective January 25, 2023

Exhibit 10.28
ARTICLE ONE FOREWORD

1.01Purpose of the Plan. Sharecare, Inc. (the “Corporation”) considers it essential and in the best interests of its stockholders (i) to provide appropriate protection that facilitates executives acting in the interest of stockholders in the event of a possible or actual change in control of the Corporation; (ii) to provide for the alignment of the
Corporation’s change in control arrangements with current market practice under a consistent framework; and (iii) to protect the Corporation’s confidential information, trade secrets and customer relationships. Accordingly, pursuant to the terms of this Plan, effective January 25, 2023, the Corporation will provide Severance Benefits to an eligible executive in the event of a CIC Qualifying Termination of the eligible executive’s employment. No benefits will be provided pursuant to this Plan except upon the occurrence of a CIC Qualifying Termination. The meaning of capitalized terms used throughout the Plan is determined under Article Two, except as they are otherwise defined in the Plan. Severance Benefits are subject to “clawback” to the extent provided in Section 4.07, and no provision of this Plan shall exempt any Severance Benefits from “clawback”.

1.02Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives for purposes of ERISA, so that it is subject only to the administration and enforcement provisions of ERISA.

ARTICLE TWO DEFINITIONS

Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

2.01“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code
Section 280G and of the tax imposed by Code Section 4999, as selected by the Corporation prior to a Change in Control.
2.02“Accrued Obligations” means a lump sum payment of accrued and unpaid Base Salary, any annual bonus award earned by Participant for a fiscal year of the Corporation that ended prior to Participant’s date of termination that has not yet been paid, unused vacation or paid time off, and other accrued benefits through the date of termination, paid on the same basis as paid upon any voluntary termination of employment.
2.03“Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to officers and employees of the Corporation.
2.04“Annual Incentive Plan” means, with respect to a Participant, the Corporation’s annual incentive plan in which the Participant participates at the time of the Participant’s CIC Qualifying Termination.
2.05“Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s CIC Qualifying Termination.
2.06“Board” means the Board of Directors of the Corporation.
2.07“Cause” means the following with respect to a Participant:
(a)conviction or plea of guilty or nolo contendere to a felony;
(b)habitual failure to perform substantially the duties of Participant’s position (other than any such failure resulting from incapacity due to physical or mental illness and specifically excluding any failure by Participant, after reasonable efforts, to meet performance expectations) after receipt of written notice from the Committee of such failure, provided that the Participant shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible); or

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Exhibit 10.28
(c)material breach of this Plan, the Restrictive Covenants or the Company’s written policies with respect to harassment, discrimination, retaliation, code of business conduct and ethics, insider trading, anticorruption and bribery and any other written policies that are adopted by the Board or any committee of the Board from time to time which has (or can reasonably be expected to have) a substantial, adverse effect upon the Company (financially, reputationally, or otherwise) after receipt of written notice from the Committee of such breach, provided that the Participant shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible).

2.08“Change in Control” means the occurrence of any of the following events:
(a)any Person (other than (i) the Corporation or its Subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation (any of (i) – (iv), “Excluded Persons”) or (v) unless otherwise determined by the Board or the Committee, a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or
(b)the following individuals cease for any reason to constitute a majority of the number of directors of the Board of the Corporation then serving: (i) individuals who, on the Effective Date, constituted the Board; and
(ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Corporation (or any direct or indirect Subsidiary of the Corporation) shall not be Continuing Directors for purposes of this Plan until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by stockholders of the Corporation at a meeting of stockholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
(c)upon the consummation of a merger, consolidation or share exchange of the Corporation with any other corporation or the issuance of voting securities of the Corporation in connection with a merger, consolidation or share exchange of the Corporation (or any direct or indirect Subsidiary of the Corporation) pursuant to applicable stock exchange requirements, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66-2/3% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or

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Exhibit 10.28

(d)the stockholders of the Corporation approve of a plan of complete liquidation or dissolution of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the
Corporation’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control of the Corporation” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Corporation immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Corporation, an entity that owns all or substantially all of the assets or voting securities of the Corporation immediately following such transaction or series of transactions.

For purposes of this Section 2.08, “Affiliate” shall have the meaning ascribed to such term in Rule 12b-
2 under the Exchange Act, and “Stock” means the Common Stock of the Corporation, par value $.0001 per share.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment of an amount subject to Section 409A (and not otherwise exempt from Section 409A) to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Corporation’s assets” within the meaning of Code Section 409A. Other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.

2.09“Chief Administrative Officer” means the most senior human resources executive of the Corporation.
2.10“Chief Executive Officer” means the Chief Executive Officer of the Corporation.
2.11“CIC Period” means the time period commencing on the date of the signing of a definitive agreement to effectuate a Change in Control and ending on the second anniversary of the effective date of the Change in Control.
2.12“CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service within the CIC Period (i) initiated by the Employer without Cause other than due to Disability or death, or
(ii) initiated by the Participant for Good Reason.
2.13“Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.14“Committee” means the Compensation and Human Capital Committee of the Board.
2.15“Corporation” means Sharecare, Inc, a Delaware corporation, or its successor or assignee.
2.16“Director” means a member of the Board.
2.17“Disability” shall mean, with respect to a Participant, the date on which the insurer or administrator under the Employer’s program of long-term disability insurance determines that the Participant is eligible to commence benefits under such insurance.
2.18“Effective Date” means the date on which this Plan is effective, January 25, 2023.
2.19“Employer” means the Corporation and each Subsidiary.
2.20“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.21“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any

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Exhibit 10.28

comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.22“Excise Tax” shall mean, collectively (i) the tax imposed by Code Section 4999 by reason of being
“contingent on a change in ownership or control” of the Corporation, within the meaning of Code Section 280G,
(ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).
2.23“Good Reason” means the occurrence of any of the following events without the Participant’s consent:
(a)a material adverse change in the Participant’s position, authority, duties or responsibilities or a change in Participant’s reporting relationship which results in Participant reporting to a position below that of the seniority in effect on the date of the Participant’s CIC Qualifying Termination (for the avoidance of doubt, a material adverse change in the Participant’s position, authority, duties or responsibilities shall occur if the Company (or its successor) ceases to be publicly-traded or otherwise becomes a privately held company);
(b)a material reduction in Participant’s Base Salary (which for purposes of the Plan shall mean a reduction of 5% or more) or the Target Bonus opportunity under the Annual Incentive Plan;
(c)a material reduction in the value of the Participant’s annual equity or long-term incentive award opportunity;
(d)a relocation of Participant’s principal place of employment to a location more than fifty (50) miles from their place of employment as of the Participant’s CIC Qualifying Termination that materially impacts Participant’s typical commute (it being understood that requiring Participant to travel to an extent reasonably consistent with Participant’s business travel obligations as of the date of the Participant’s CIC Qualifying Termination in the performance of the duties and responsibilities of Participant’s position shall not constitute Good Reason); and
(e)the material breach by the Corporation of the terms of the Plan;
provided that, within 90 days following the first occurrence of any of the events set forth in this Section 2.23 the Participant (i) delivers written notice to the Corporation of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Participant’s right to terminate employment for Good Reason, (ii) provides the Corporation with at least 30 days to cure the circumstances and, (iii) if the Corporation is not successful in curing the circumstances, Participant terminates employment within 75 days of Corporation’s failure to cure such circumstances.

2.24“Notification Letter” means a letter notifying an executive of his or her eligibility for participation in the Plan that meets the requirements of the following sentence. An offer-of-employment or promotion letter or other letter from the Employer shall constitute a “Notification Letter” if it requires the executive to sign and return the letter – (i) to agree to the terms and conditions of the Plan; (ii) to agree to the Restrictive Covenants; and (iii) if there is any pre-existing right to severance benefits (or similar benefits) in connection with a Change in Control from the Employer, to waive all such benefits in favor of benefits under this Plan.
2.25“Notice of Termination” means a written notice of termination of employment for Cause or Disability given by the Employer to a Participant in the manner specified in Section 6.10, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.
2.26“Participant” means each individual who has become a Participant pursuant to Section 3.01, and who has not ceased to be a Participant under Section 3.03.
2.27“Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.

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Exhibit 10.28

2.28“Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
2.29“Plan” means this Sharecare, Inc. Change in Control Plan, as set forth herein and as it may be amended from time to time, or any successor plan, program or arrangement thereto.
2.30“Release” means an agreement in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s obligation to observe the terms of the Restrictive Covenants. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, which shall be substantially similar to the form of Release attached hereto as Exhibit A.
2.31“Release Consideration Period” means the period of time specified by the Release, not to exceed forty- five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
2.32“Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.
2.33“Replacement Award” means an award that is granted as an assumption or replacement of the Award and that has similar terms and conditions and preserves the same benefits as the Award it is replacing.
2.33“Restrictive Covenants” means, with respect to a Participant, the restrictive covenants set forth in Exhibit B attached hereto and made a part of this Plan.
2.34“Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.
2.35“Separation from Service” means “separation from service” from the Employer and all Subsidiaries as described under Section 409A(a)(2)(A)(i). A Participant who is both an employee and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership.
2.36“Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
2.37“Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.

2.38“Target Bonus” means, with respect to a Participant, the Participant’s target annual cash incentive under the Annual Incentive Plan for the performance period containing the date of the Participant’s CIC Qualifying Termination.

2.39“Tier Level Multiplier” means the multiple of Base Salary and Target Bonus payable under Section 4.02 that is established by the Committee for a Participant. Participants shall be placed at a level of 1.5X, 2X or 3X by the Committee.

ARTICLE THREE ELIGIBILITY AND PARTICIPATION

3.01Eligibility. The Committee may select senior executives of the Corporation as Participants from time to time and designate the Participant’s Tier Level Multiplier. The Chief Administrative Officer or Chief Executive Officer will provide notice on behalf of the Administrator to each such executive of his or her selection for Plan participation by means of a Notification Letter in the manner provided by Sections 2.24 and 6.10. Each such executive will become a Participant on the date the executive signs and properly returns the Notification Letter. The Chief Administrative Officer or Chief Executive Officer may provide an Appendix to this Plan to indicate the executives eligible to participate from time to time (or to reflect the removal of executives as Participants in a manner consistent with the terms of the Plan).
3.02Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other

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Exhibit 10.28

program or agreement on account of the Participant’s termination of employment with the Employer under the circumstances covered by this Plan. A Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall constitute a waiver by such Participant of all other rights to severance benefits (or any similar separation benefits) in connection with a Change in Control that the Participant may have or claim with respect to the Employer.
3.03End of Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by a CIC Qualifying Termination. Except as provided in this and the next sentence, the Committee may discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the CIC Period. In the event that an individual incurs a CIC Qualifying Termination while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such CIC Qualifying Termination have been paid or provided.
ARTICLE FOUR BENEFITS

4.01Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service, the Corporation shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in Sections 4.02 and 4.03, the Participant must execute and deliver the Release to the Corporation within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must be in material compliance with the Restrictive Covenants set forth in this Plan. In the event the Participant materially breaches one or more of such Restrictive Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Corporation the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.
4.02CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the Corporation shall pay or provide to the Participant the Accrued Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above, provided that, if a Participant’s Separation from Service occurs prior to the effective date of the Change in Control, the payments set forth in this Section 4.02 shall be made on the eighth (8th) day following a CIC Qualifying Termination. Notwithstanding the foregoing, five hundred dollars ($500) of the Severance Benefits will be delayed as necessary to obtain a valid waiver and release agreement under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and will be paid on the date that the waiver and release agreement becomes irrevocable for purposes of the ADEA (“ADEA Delay”).
(a)Severance Pay. The Corporation shall pay to the Participant an amount equal to the Participant’s Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum on the eighth (8th) day following a CIC Qualifying Termination (except as provided in Section 4.04(f) and subject to the requirements of Section 4.04(e) and/or an ADEA Delay).
(b)Pro-Rata Target Bonus for Year of Termination. The Corporation shall pay to the Participant a lump sum cash payment equal to the amount of the target annual cash incentive payment to which the Participant was entitled under the Annual Incentive Plan for the performance period that includes the Participant’s date of termination, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum on the eighth (8th) day following a CIC Qualifying Termination (except as provided in Section 4.04(f) and subject to the requirements of Section 4.04(e) and/or an ADEA Delay).
(c)COBRA Pay. The Corporation shall pay to the Participant an amount equal to twenty-four (24) times the monthly COBRA charge in effect on the date of the Participant’s Separation from Service for the type of Employer-provided group health plan coverage in effect for the Participant and his or her dependents (e.g.,

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Exhibit 10.28

employee only, family coverage) on the date of the Participant’s Separation from Service and will permit Participant to elect to be covered by the Employer’s group health plan for such 24-month period or the lesser period permitted by the Company’s general benefits plans and applicable law (which period will run concurrently with any eligibility for COBRA coverage and assumes the Participant timely elects such COBRA coverage). This amount shall be paid to the Participant in a lump sum on the eighth (8th) day following a CIC Qualifying Termination (except as provided in Section 4.04(f) and subject to the requirements of
Section 4.04(e) and/or an ADEA Delay).
(d)Coordination with Other Severance Benefits. If a Participant becomes entitled to benefits under the Plan after already receiving severance benefits for a termination that did not, at the time, constitute a CIC Qualifying Termination, only the net incremental benefits (if any) shall be provided under the Plan. For example, it is possible that a Participant will incur a Separation from Service prior to the effective date of a Change in Control and will become entitled to severance benefits under another plan or agreement and then the Separation from Service will become a CIC Qualifying Termination due to the occurrence of a subsequent Change in Control. In that event, the amounts and benefits to which the Participant is entitled under the Plan will be the incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which the Participant became entitled and received under any separate plan or agreement that did not relate to a Change in Control.

4.03Equity and Long-Term Incentives. With respect to any equity or long-term compensation grant or award outstanding to the Participant (an “Award”):

(a)Subject to (b) below, if, subsequent to receiving a Replacement Award, Participant incurs a CIC Qualifying Termination, then all unvested shares or other compensation subject to the Replacement Award shall immediately become vested and nonforfeitable and subject to settlement and transfer as of the date of Participant’s termination of employment, with any performance conditions deemed satisfied at the greater of target or actual performance extrapolated as of the CIC Qualifying Termination through the end of the applicable performance period. Notwithstanding the foregoing, if the unvested shares are subject to a stock price performance condition that is not satisfied at the closing of the Change in Control, such shares shall not vest and shall be forfeited by the Participant.

(b)Notwithstanding Section 4(a) above, if, upon a Change in Control, Participant does not receive a Replacement Award, then all unvested Awards shall immediately become vested and nonforfeitable and subject to settlement and transfer as of the date on which the Change in Control occurs, with any performance conditions deemed satisfied at the greater of target or actual performance extrapolated as of the Change in Control through the end of the applicable performance period; provided, however, if the Change in Control does not constitute a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided under Code Section 409A, and if the Award constitutes deferred compensation under Section 409A, then the right to the shares or other compensation subject to the Award shall vest and be nonforfeitable as of the date of the Change of Control but the settlement and transfer of the shares or other compensation shall not occur until each vesting date or other payment date set forth in the Award. Notwithstanding the foregoing, if the unvested Awards are subject to a stock price performance condition that is not satisfied at the closing of the Change in Control, such shares shall not vest and shall be forfeited by the Participant.

4.04Section 409A.
(a)To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 4.04 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Corporation that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.
(b)The Corporation does not, however, assume the liability for any taxes associated with Section 409A. The Corporation, the Subsidiaries, and their respective directors, officers, employees and advisers will not be

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Exhibit 10.28

liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. However, following the occurrence of a Change in Control, the Corporation shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the Severance Benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).
(c)The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each separate payment that is made within 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short- term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-
1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two- times exception ceases to be available shall be subject to delay, as necessary, in accordance with
Section 4.04(f) below.
(d)It is intended that each lump sum payment made pursuant to Section 4.02(b), shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.
(e)To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(f)To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.
(g)To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”)
(i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year.
4.05Enforcement Costs. Except as provided in Section 6.06(c), each party shall bear its own costs and expenses, including legal fees, that may be incurred in enforcing its respective rights under this Plan.

4.06Code Section 280G.
(a)A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code
Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise

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Exhibit 10.28

Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(b)The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)All determinations under this Section 4.06 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Corporation. The Corporation will direct the Accounting Firm to submit any determination it makes under this Section 4.06 and detailed supporting calculations to both the Participant and the Corporation as soon as reasonably practicable following the Change in Control or the CIC Qualifying Termination, as applicable.
(d)If the Accounting Firm determines that one or more reductions are required under this Section 4.06, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Corporation shall pay such reduced amount to the Participant. To the extent any order of reduction of Payments is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-
1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.
(e)As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.06, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Corporation, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Corporation unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Corporation of that determination, and the Corporation will promptly pay the amount of that underpayment to the Participant without interest.
(f)The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.06. For purposes of making the calculations required by this Section 4.06, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

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Exhibit 10.28

4.07Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.

ARTICLE FIVE AMENDMENT AND TERMINATION

Subject to the next sentence, the Committee in all respects shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one- year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participants in the manner specified in Section 6.10, or (ii) during the CIC Period.
ARTICLE SIX MISCELLANEOUS

6.01Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.

6.02Administrator Authority.
(a)The Administrator will administer the Plan and have the full authority to accomplish that purpose, including, without limitation, the authority to:
(i)resolve all questions relating to the eligibility of Participants;
(ii)determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v)compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
(vi)resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not

11

Exhibit 10.28

limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.
(c)Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter.
6.03Claims and Appeals Procedure.
(a)With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (k) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (k) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.
(b)A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.
(c)The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial ninety (90) day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.
(d)If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason(s) for the denial; a specific reference to the Plan provision(s) on which the denial is based; a description of additional information necessary for the claimant to perfect his or her claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to arbitration under Section 6.06 after all of the Plan’s review procedures have been satisfied.
(e)The claimant shall have sixty (60) days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial sixty (60) day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.
(f)Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.
(g)The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason(s) for the denial and adverse determination; a reference to the specific Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and a statement regarding the claimant’s right to arbitration under Section 6.06.

12

Exhibit 10.28

(h)If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to arbitration under Section 6.06.
(i)Any claim that is filed in arbitration must be filed within two (2) years of the later of the date the Participant received the Severance Benefit or the date of the relevant Participant’s Separation from Service. Any claim filed in arbitration after the applicable time frame stated above will be void.

6.04Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.05Expenses. All Plan administration expenses shall be paid by the Corporation.

6.06Arbitration of Disputes.
(a)Any dispute, claim or controversy arising under or in connection with this Plan and a Participant’s right to Severance Benefits that is not resolved under Section 6.03, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in Atlanta, Georgia. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be one arbitrator, mutually selected by the Corporation and Participant from a list of arbitrators provided by the AAA within 30 days of receipt by respondent of the demand for arbitration. If the
Corporation and Participant cannot mutually agree on an arbitrator within 30 days, then the parties shall request that the AAA appoint the arbitrator and the arbitrator shall be appointed by the AAA within 15 days of receiving such request. The parties agree that the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the AAA Employment Arbitration Rules shall apply to the interpretation and enforcement of this Plan. The place of arbitration shall be Atlanta, Georgia. The arbitrator shall have the right to review the dispute, claim or controversy on a de novo basis and shall not be limited to the record of appeal.
(b)The parties shall request and use reasonable business efforts to ensure that the arbitration commences within 45 days after the appointment of the arbitrator; that the arbitration shall be completed within 60 days of commencement; and that the arbitrator’s award shall be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.
(c)The arbitrator may award any form of relief permitted under this Plan and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator may award reasonable attorneys’ fees to Participant if the Participant prevails on at least one material issue in the arbitration. The Corporation shall pay all expenses of any arbitration (other than the expenses of Participant’s counsel, except to the extent provided in the preceding sentence). The award shall be in writing and shall state the reasons for the award.
(d)The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Plan. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

6.07Successors.

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Exhibit 10.28

(a)This Plan shall bind any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Failure of the Corporation to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Corporation, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Section 4.02 and 4.03.
(b)The Plan shall inure to the benefit of and be binding upon and enforceable by the Corporation and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after incurring a CIC Qualifying Termination and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s estate, provided that in all cases the Participant’s beneficiary or estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.

6.08Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

6.09References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.10Notices. and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Corporation, the Board or the Administrator shall be directed to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the Corporation.

6.11Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters.

6.12Plan Year. The records of the Plan shall be maintained on the basis of the Corporation’s fiscal year, which is the calendar year.

6.13No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.

6.14Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

14

Exhibit 10.28

6.15Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and the Code, the Plan will be construed and enforced according to the laws of the State of Georgia, without giving effect to the conflict of laws principles thereof.

6.16Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

6.17Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.

6.18Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

6.19Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Corporation and the Participants under Article Four and Sections 6.03 and 6.06 through 6.19 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

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Exhibit 10.28

Exhibit A

Form of Release1
This Release Agreement is made effective as of the execution date below, by and between     (“Executive”) and Sharecare, Inc. (the “Company”) and Sharecare Operating Company, Inc. (“Sharecare” and together with the
Company, the “Company Group”). This is the Release referred to that certain Change in Control Plan of the Company effective as of January 25, 2023 (the “CIC Plan”).

In consideration of the Company Group’s promises, and the payment of the Severance Benefits (as defined in the CIC Plan) pursuant to the CIC Plan, Executive, for Executive and for Executive’s successors and assigns, now and forever, hereby releases and discharges the Company, its subsidiaries and affiliates, and each of its and their respective officers, directors, stockholders, employees, agents, attorneys, successors and assigns, from any and all causes of action, suits, debts, claims, demands or liabilities, in law or in equity, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have, from the beginning of time to the date of this Release, including without limitation, any causes of action, suits, debts, claims, demands or liabilities pursuant to the CIC Plan or to any federal, state, or local employment laws, regulations, executive orders, or other requirements, including without limitation those that may relate to sex, race or other forms of discrimination, including the Age Discrimination in Employment Act (“ADEA”); provided, however, that nothing herein is intended to waive any claim (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA- covered employee benefit plans, or nonqualified benefit plans sponsored by the Company Group, as applicable on the date Executive signs this Agreement, (c) that may arise after Executive signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, (e) relating to the breach of this Release, (f) which cannot be released by private agreement, or (g) indemnification under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise. Executive also agrees that if anyone (including, but not limited to, any government agency or similar entity) institutes or maintains a claim or investigation involving Executive in any way for claims released hereunder, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation and, to the extent that such waiver is not enforced, all amounts paid to Executive under this Release shall be offset against any such recovery.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that Executive has had at least twenty-one (21) days from receipt of this Release to review it prior to signing. Executive has the right to revoke this release within seven (7) days following the date of its execution by Executive. However, if Executive revokes this Release within such seven (7) day period, no payments or benefits provided for in the CIC Plan in return for this Release will be payable to Executive.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY, AND HAS BEEN ADVISED BY THE COMPANY GROUP IN WRITING, TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF EXECUTIVE’S CHOOSING CONCERNING THE EXECUTION OF THIS RELEASE AND THAT EXECUTIVE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY GROUP FROM ALL SUCH CLAIMS.
This Release shall be effective and enforceable only if executed on or after Executive’s termination of employment and only if executed by both Executive and the Company. This Release shall become effective and enforceable at twelve o’clock (12:00) midnight on the seventh (7th) full calendar day immediately following the date of execution of this Release (the “Effective Time’’) and Executive may revoke the Release at will prior to that time by giving written notice of the revocation to the Company. For such a revocation by Executive to be effective, it must be received by the Company’s Chief Executive Officer or Chief Administrative Officer, prior to the Effective Time. The Release may not be revoked after that time.

1 NTD: The Parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution. If the release is due after the executive’s death, the Company will revise and provide for a comparable release by his estate or beneficiaries.

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Exhibit 10.28

DO NOT SIGN THIS RELEASE PRIOR TO THE EFFECTIVE DATE OF THE END OF YOUR EMPLOYMENT WITH THE COMPANY. YOU WILL BE REQUIRED TO SIGN A COPY OF THIS RELEASE ON OR AFTER YOUR SEPARATION DATE IN TO RECEIVE ANY SEVERANCE PAYMENTS OR CIC SEVERANCE PAYMENTS OR ANY COBRA BENEFIT OR CIC COBRA BENEFIT.

Date	SHARECARE, INC.
By:
Name:
Title:
SHARECARE OPERATING COMPANY, INC.
Date
By:
Name:
Title:
Date	[EXECUTIVE]

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Exhibit 10.28

Exhibit B

Change In Control Plan—Restrictive Covenants

In consideration for participation in the Plan, the Participant agrees to the following Restrictive Covenants.

A.Definitions. For purposes of these Restrictive Covenants, the following definitions shall apply:

1.“Affiliated Entities” means all of the Company’s direct and indirect subsidiaries and affiliated companies. For purposes of this Agreement, a company is affiliated with the Company if it controls, is controlled by or is under common control with the Company.

2.“Application” means an application or registration for protection of the Work Product.

3.“Business” means those activities, products and services that are the same as, similar to or competitive with the activities conducted or products or services provided, offered or proposed to be offered by the Company during the preceding two (2) years, including, without limitation, providing a health and wellness platform, web based health and wellness information, consumer health tools, directory services, appointment services, professional referral services, lead generation services, advertising services, database services, diagnostic services, medical records services, release of information services, health risk assessments, population health management, health coaching, employee wellness solutions, artificial intelligence data tracking, capture or collection services and/or health and wellness planning and tracking services.

4.“Business Partner” means any Customer, Prospective Customer or Supplier.

5.“Company” means Sharecare, Inc.

6.“Company Employee” means any person who: (i) is employed by the Company at the time of any relevant solicitation; or (ii) was employed by the Company during the year preceding any relevant solicitation.

7.“Confidential Information” means: (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to Employee or of which Employee became aware of as a consequence of Employee’s relationship with the Company,
(c) possesses an element of value to the Company and (d) is not generally known to the Company’s competitors; and
(ii) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to: (i) methods of operation; (ii) price lists; (iii) financial information and projections; (iv) personnel data; (v) future business plans; (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party; (vii) advertising or marketing plans; and/or (viii) information regarding independent contractors, employees, clients, licensors, Business Partners or any third party, including, but not limited to, Customer Content, Supplier, Customer or Prospective Customer lists compiled by the Company, and Business Partner information compiled by the Company.
Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party or (z) otherwise enters the public domain through lawful means.

8.“Customer” means any person or entity to which the Company has sold its products or services.

9.“Customer Content” means any nonpublic information or content owned by the
Company’s Customers and disclosed to the Company and/or Employee, either directly or through the Company’s services, including technical data, financial information, proprietary information, business information or information protected by a confidentiality agreement between the Company and its Customers.

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Exhibit 10.28

10.“Intellectual Property Rights” are all: (i) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (ii) all inventions, whether patentable or not and whether or not reduced to practice; (iii) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators and internet protocol addresses and all goodwill associated with these rights; (iv) Trade Secrets, industrial rights, industrial designs; (v) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (vi) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (vii) proprietary rights that are similar in nature to those enumerated in (i) through (vi) anywhere in the world; (viii) all enhancements and improvements to and all derivations of any of the rights enumerated in (i) through (vii); and (ix) all applications, registrations and documentation associated with the rights described in (i) through (vii).

11.“Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Employee’s employment with the Company, Employee will gain a high level of notoriety, fame, reputation or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Customers, vendors or other business relationships, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company.
Such term also means that Employee will possess selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for the Company.

12.“Material Contact” means contact between Employee and a Customer, Prospective Customer or Supplier, as applicable: (i) with whom or which Employee dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Employee; (iii) about whom Employee obtained
Confidential Information as a result of Employee’s association with the Company; or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee at any time during the preceding two (2) years.

13.“Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

14.“Prospective Customer” means any person or entity to which the Company has solicited (other than through general broad-based solicitations) to purchase the Company’s products or services.

15.“Restricted Period” means the time period during Employee’s employment with the Company and for one (1) year after Termination of Employee’s Employment.

16.“Supplier” means any person or entity that has provided goods or services to the Company, including, but not limited to, vendors, independent contractors and consultants of the Company, and any other business partner of the Company.

17.“Termination of Employee’s Employment” and any similar phrase shall mean termination or cessation of Employee’s employment with the Company for any reason whatsoever, including but not limited to, termination of employment for Disability or death, whether the termination of employment is instituted by Employee or the Company, and whether the termination of employment is with or without Cause or with or without Good Reason.

18.“Territory” means within each of the following discrete, severable, geographic areas: (i) states in which the Company has conducted Business at any time during the preceding two (2) year period; (ii) states of domicile of Customers or Prospective Customers with whom Employee had Material Contact during Employee’s employment with the Company; and (iii) the United States.

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Exhibit 10.28

19.“Trade Secrets” means information that is a trade secret as defined under applicable state and federal law. In the absence of a statutory definition under applicable law, a “Trade Secret” shall be defined as information or data (other than Confidential Information) of or about the Company, its business, its independent contractors, employees, licensors, Business Partners or any third party (including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, Customer or Prospective Customer lists, licensors or suppliers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

20.“Work Product” means: (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images and artistic works and any related application or registrations and each and every original, interim and final version, copy, replica, prototype or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof; (ii) any subject matter (including but not limited to any new and useful process, machine, manufacture, composition, matter or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein; (iii) any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting from Employee’s employment; and (iv) any Intellectual Property Rights included within and associated with the items described in (i), (ii) and (iii).

B.Restrictions Reasonable. Employee acknowledges and agrees that the restrictions contained in herein are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon his or her right to work or earn a living upon Termination of Employee’s Employment, and:
(i) Employee (a) serves the Company as a Key Employee; and/or (b) serves the Company as a Professional; and/or
(c) customarily and regularly solicits Customers and/or Prospective Customers for the Company; and/or (d) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company; and/or (e) (1) has a primary duty of managing a department or subdivision of the Company, (2) customarily and regularly directs the work of two or more other Company
Employees and (3) has the authority to hire or fire other Company Employees; and/or (ii) Employee’s position is a position of trust and responsibility with access to: (a) Confidential Information; (b) Trade Secrets; (c) information concerning employees of the Company; (d) information concerning Customers of the Company; and/or (e) information concerning Prospective Customers of the Company.

C.No Conflicts. Employee represents and warrants that: (i) he or she is not subject to any legal or contractual duty or agreement that would prevent or prohibit him or her from performing his or her duties for the Company or complying with this Agreement; and (ii) he or she is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

D.Confidentiality. Employee shall not: (i) both during and after his or her employment with the Company, use, disclose or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s business, except as authorized in writing by the Company; (ii) during Employee’s employment with the Company, use, disclose or reverse engineer (a) any confidential information or trade secrets of any former employer or third party or (b) any works of authorship developed in whole or in part by him or her during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the Termination of Employee’s Employment for any reason, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in his or her possession or control or (b) destroy, delete or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations in this Section D shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information.

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Exhibit 10.28

E.Non-Solicitation, Non-Interference and Non-Hire.

During the Restricted Period, Employee shall not, directly or indirectly, through his or her affiliates or otherwise:

1.solicit any Business Partner for the purpose of entering into a business relationship with such Business Partner in connection with the Business. This restriction only applies to Business Partners with whom Employee had Material Contact during his or her employment with the Company;

2.solicit any Business Partner for the purpose of: (i) persuading or attempting to persuade such Business Partner to cease doing business with, or materially reduce the volume of, or adversely alter the terms with respect to, the Business Partner did with the Company or any of its Affiliated Entities, or (ii) in any way interfering with the relationship between such Business Partner on the one hand, and the Company or any of its Affiliated Entities, on the other hand. With respect to Business Partners that are Prospective Customers, these restrictions apply only to Prospective Customers with whom Employee had Material Contact during his or her employment with the Company;

3.solicit, recruit, encourage or induce (or attempt to do any of the foregoing) any Company Employee (other than any Company Employee who is a licensed attorney, with respect to employment or other engagement as a licensed attorney) to: (i) terminate his or her employment relationship with the Company; or (ii) work for any other person or entity engaged in the Business; or

4.employ, hire or engage any Company Employee (other than any Company Employee who is a licensed attorney for employment or engagement as a licensed attorney).

F.Non-Disparagement. Employee shall not, and shall cause his or her affiliate’s not to, at any time make negative comments or otherwise disparage the Company or any of its Affiliated Entities or any officers, directors, employees, services or products of the Company or any of its Affiliated Entities.

G.Intellectual Property; Work Product.

1.Employee acknowledges and agrees that, as between Employee and the Company, the Company shall own, and Employee hereby assigns to the Company, all right, title and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product that: (i) is created within the scope of Employee’s employment; (ii) is based on, results from, or is suggested by any work performed within the scope of Employee’s employment and is related to the Company’s business; (iii) has been or will be paid for by the Company; or (iv) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities or equipment (hereinafter, “Company Work Product”). All Company Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company.

2.Employee shall not take any actions inconsistent with the provisions of these Restrictive Covenants, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Company Work Product. At the Company’s request, Employee agrees to perform, during or after Employee’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Company Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an Application or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world; (ii) explaining the nature and technical details of construction and operation of the Company Work Product to persons designated by the Company; (iii) reviewing and approving Applications and other related papers; or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. Employee agrees to provide additional evidence to

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Exhibit 10.28

support the foregoing if such evidence is considered necessary by the Company, is in Employee’s possession or control and is reasonably available and retrievable.

3.Employee agrees to disclose to the Company and provide the Company with a complete written description of any Company Work Product in which Employee is involved (solely or jointly with others) and the circumstances surrounding the creation of such Company Work Product, upon creation of any subject matter that may constitute Company Work Product and upon request by the Company. Employee’s failure to provide such a description to the Company, or the Company’s failure to request such a description from Employee, will not alter the rights of the Company to any Company Work Product under these Restrictive Covenants.

H.Disclosure of Agreement. During the Restricted Period, Employee shall provide a copy of this Agreement to persons and/or entities for whom Employee works or consults as an owner, partner, joint venturer, employee or independent contractor. During the Restricted Period, Employee authorizes the Company to provide a copy of this Agreement to persons and/or entities whom Employee works or consults as an owner, partner, joint venturer, employee or independent contractor.

I.Return of Property. Upon Termination of Employee’s Employment, Employee shall return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phones, keys, passcards, credit cards, Confidential Information, Trade Secrets and any other property, record, document or piece of equipment belonging to the Company. Upon Termination of Employee’s Employment, Employee shall not: (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in his or her possession, custody or control; or (ii) destroy, delete or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent.

J.Remedies; Affiliated Entities.

1.Employee agrees that if he or she breaches any of the Restrictive Covenants set forth herein: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (iii) if the Company seeks injunctive relief to enforce any of the restrictions in this Agreement, Employee shall waive and shall not: (a) assert any defense that the Company has an adequate remedy at law with respect to the breach; (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information or (c) require the Company to post a bond or any other security. Nothing in this Agreement shall limit the Company’s right to any other remedies at law or in equity. The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

2.Each of the Restrictive Covenants set forth herein shall be construed as an agreement independent of: (i) any other agreements; or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in this Agreement by reason of any breach of: (i) any other part of this Agreement; or (ii) any other agreement with Employee. Employee acknowledges and agrees that the covenants contained in this Agreement are reasonable in time, scope and in all other respects and that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws; and that the existence of any claim or cause of action by Employee against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

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Exhibit 10.28

3.FOR PURPOSES OF THESE RESTRICTIVE COVENANTS: (I) ALL REFERENCES TO THE COMPANY SHALL INCLUDE THE COMPANY AND ITS AFFILIATED ENTITIES; AND (II) ALL REFERENCES TO THE COMPANY IN DEFINED TERMS USED IN THESE RESTRICTIVE COVENANTS SHALL INCLUDE THE COMPANY AND ITS AFFILIATED ENTITIES.

K.DTSA. Notice is hereby given that this Agreement does not affect any immunity under the Defend Trade Secrets Act 18 U.S.C. §§ 1833(b)(1) or (2) (“DTSA”). In accordance with the DTSA, Employee will not be held criminally or civilly liable under any federal or state trade secret law that Employee (A) made (i) in confidence to a federal, state, or local government official or to Employee’s attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Employee files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding if Employee: (A) files the document containing the trade secret in a sealed court document and (B) does not disclose the trade secret, except pursuant to court order. The DTSA does not, however, offer protection from liability for individuals who access trade secrets by unlawful means.

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